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                                                                      EXHIBIT 23



The Manager and Member
DaimlerChrysler Services North America LLC:


We consent to incorporation by reference in the registration statement (No. 333-106332) on Form S-3 of CARCO Auto Loan Master Trust of our report dated March 26, 2004, relating to the statements of assets, liabilities and equity arising from cash transactions of DaimlerChrysler Master Owner Trust (the "Trust") as of December 31, 2003 and 2002, and the related statements of cash receipts and disbursements for the year ended December 31, 2003 and the period June 1, 2002 (inception) through December 31, 2002, which report appears in the December 31, 2003, annual report on Form 10-K of the Trust.

Our report dated March 26, 2004 contains an explanatory paragraph stating that the financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Detroit, Michigan
March 30, 2004